INTERACTIVE INTELLIGENCE GROUP, INC.

NONQUALIFIED STOCK OPTION AGREEMENT

UNDER 2006 EQUITY INCENTIVE PLAN

This Agreement (“Agreement”), effective as of the ____ day of ______________, 20__ (“Grant Date”), is by and between Interactive Intelligence Group, Inc. (“Company”) and _____________ (“Grantee”).

The Grantee now serves the Company or a Subsidiary as an Employee, a Non-Employee Director or a consultant, and in recognition of the Grantee’s valued services, the Company, through the Committee, desires to provide an opportunity for the Grantee to increase his or her stock ownership in the Company pursuant to the provisions of the Interactive Intelligence Group, Inc. 2006 Equity Incentive Plan, as amended (the “Plan”).

In consideration of the terms and conditions of this Agreement and the Plan, the terms of which are incorporated as a part of this Agreement, the parties agree as follows:

1. Grant of Option.  As of the date indicated above, the Company hereby grants to the Grantee the right and option (“Option”) to purchase all or any part of an aggregate of ______________ Shares.

2. Non-Qualified Status.  This Option is a nonqualified stock option and is not intended to qualify as an incentive stock option under Code Section 422.

3. Exercise Price.  The Exercise Price of each Share covered by this Option is $__________ per Share.

4. Vesting of Option.  Subject to the terms of the Plan and this Agreement, including paragraph 5 below, the Grantee will vest in and be entitled to exercise this Option at the time the Committee selects below:

______  (a)  this Option shall become exercisable as to _________ [insert fraction, such as 1/4] of the Shares on a cumulative basis, on each of the __________________ [insert anniversary dates, such as first, second, third and fourth] anniversaries of the Grant Date (time-based vesting (graded));

______  (b)  on __________ ___, 2____ (time-based vesting (cliff));

______  (c)  on the date or dates the Grantee achieves the Performance Measures, as specified in Attachment A to this Agreement (performance-based vesting);

______ (d) this Option shall become exercisable as to [insert fraction, such as 1/4] of the Shares on a cumulative basis, on each of _____________________ [insert dates, such as January 1, 20__, January 1, 20__, January 1, 20___ and January 1, 20___] (combination vesting).

5. Term of Option.  This Option expires at the close of business on  __________ ___, 20___ (not to exceed ten years from the Grant Date) (the “Original Expiration Date”), unless it expires earlier pursuant to the following rules:

(a) Upon termination of the Grantee’s employment or service for Cause, this Option will terminate immediately and the Grantee will (if the Committee, in its sole discretion, exercises its rights under this section within ten (10) days of the termination) repay to the Company within ten (10) days of the Committee’s written demand the amount of any gain the Grantee had realized upon any exercise within the 90-day period prior to the termination of this Option.

(b) Upon termination of the Grantee’s employment or service due to death or Disability, the Grantee or the Grantee’s beneficiary, as the case may be, may exercise this Option to the extent the Grantee was entitled to exercise this Option on the date of termination, but only within the one (1)-year period immediately following the Grantee’s termination due to death or Disability, and in no event after the date this Option expires in accordance with its terms.

(c) Upon termination by the Company of the Grantee’s employment or service without Cause, or upon termination of employment or service by the Grantee for a reason other than death, Disability or an Eligible Separation as defined in subsection (d) below, or upon the Grantee’s Retirement, the Grantee may exercise this Option to the extent that the Grantee was entitled to exercise this Option at the date of termination, but only within the one (1) month period immediately following the Grantee’s termination, and in no event after the date this Option expires in accordance with its terms.

(d) If the Grantee’s employment by, or service to, the Company is terminated and such termination constitutes an “Eligible Separation”, then the Grantee may, at any time within the shorter of (i) the Original Expiration Date, or (ii) a period of five years after such Eligible Separation or for such other longer period established at the discretion of the Committee, exercise this Option to the extent the Grantee was entitled to exercise this Option on the date of his or her Eligible Separation.  This Option shall in no event be exercisable after the Original Expiration Date.

(1) For purposes of this Agreement, “Eligible Separation” means (A) the termination of employment or service of a Grantee who is age 55 or older with at least ten years of Recognized Service with the Company, other than by reason of death or Cause, and (B) the Grantee complies with the Restrictive Covenants set forth in subsection (3) below.

(2) For purposes of this Agreement, “Recognized Service” shall include only employment or service since the Grantee’s most recent date of hire by, or commencement of service with, the Company and shall not include employment or service with a company acquired by the Company before the date of such acquisition.

(3) Restrictive Covenants and Confidentiality. The extended exercise period provided to the Grantee in connection with any Eligible Separation shall be subject to the provisions of this subsection 3. To the extent the Grantee’s termination of employment by, or service with, the Company constitutes an Eligible Separation, the Grantee shall be deemed to have expressly agreed to the following (collectively, the “Restrictive Covenants”) in consideration for such extended exercise period:

(A) Confidential Information. The Grantee will be given access to and provided with sensitive, confidential, proprietary and trade secret information (“Confidential Information”) in the course of the Grantee’s employment by or service with the Company. Examples of Confidential Information include: lists of customers, information pertaining to customers, information received from customers, information pertaining to business partners, information received from business partners, information received from any third parties that the Company is obligated  to  keep  confidential,  marketing  plans  and  strategies,  information  pertaining  to suppliers, pricing information, cost information, research and development information, processes, programs, inventions, business plans, financial information, data compilations, personnel information,  information about prospective customers or prospective products and services, whether or not reduced to writing or other tangible medium of expression, including work product created by the Grantee in rendering services for the Company, and other information which is not generally available to the public. During the Grantee’s employment or service with the Company and thereafter, the Grantee will not use or disclose to others any of the Confidential Information, except as authorized in writing by the Company or in the performance of  work assigned to  the Grantee  by  the  Company.  The Grantee agrees that the Company owns the Confidential Information and the Grantee has no rights, title or interest in any of the Confidential Information.  Additionally, the Grantee will abide by the Company’s policies protecting the Confidential Information.   The non-disclosure obligations under this subsection 3(A) will not apply in a particular instance in which the Grantee is compelled by law in a judicial or administrative legal proceeding to disclose Confidential Information, provided the Grantee will have used his or her best efforts to, and will have afforded the Company the opportunity to, obtain an appropriate protective order or other assurance satisfactory to the Company of confidential treatment for the information required to be disclosed.

(B) Non-Competition and Non-Solicitation.
i. Definitions. As used in this Agreement, the following terms shall have the following meanings:
(a) “Active Prospect” means: (I) any Person with respect to which the Grantee, on behalf of the Company, solicited, assisted in the solicitation of, or engaged in marketing, sales or business development efforts towards, at any time during the six (6) months immediately preceding the Grantee’s Eligible Separation; and/or (II) any Person to whom the Company submitted a proposal, bid or quote for the provision of services and/or products at any time during the six (6) months immediately preceding the Grantee’s Eligible Separation.

(b) “Competing Product/Service” means:  (I) any product or service that is similar to and/or competitive with any product or service the Company offers or provides during the Grantee’s employment or service with the Company; and/or (II) any product or service that is similar to and/or competitive with any product or service the Company is offering or providing as of the date of the Grantee’s Eligible Separation; and/or (III) any product or service that is competitive with any product or service that is being offered, sold or provided by the Company as of the date of the Grantee’s Eligible Separation in that such product or service would serve as a substitute for, and would displace or diminish a customer’s need for, any product or service offered by the Company.

(c) “Competitive Business” means a business that offers, sells or provides any Competing Product/Service and is competitive with the business of the Company.

(d) “Customer” means: (I) any Person to whom the Company is providing any services and/or products as of the date of the Grantee’s Eligible Separation; (II) any Person to whom the Company sold or provided any services and/or products at any time during the twenty-four (24) months immediately preceding the Grantee’s Eligible Separation, and/or (III) any Person to whom the Company has contracted to provide any services and/or products as of the date of the Grantee’s Eligible Separation.

(e) “Partner” means any Person that is an authorized reseller, distributor or dealer of any of the Company’s products or services as of, or at any time during the twelve (12) months preceding, the Grantee’s Eligible Separation.

(f) “Person” means any individual or entity (including partnerships, corporations, limited liability companies, trusts and governmental entities or agencies).

(g) “Prohibited Capacity” means (I) in the same or similar capacity or function to that in which the Grantee worked for or provided services to the Company at any time during the two (2) years immediately preceding the Grantee’s Eligible Separation; (II) in any executive or managerial capacity or function; (III)  in any sales, sales management or customer relationship capacity or function; (IV) in any marketing or business development capacity or function; (V) in any ownership capacity (except the Grantee may own as a passive investment up to 2% of any class of securities regularly traded on a national stock exchange or other public market); (VI) in any product and/or service design, development or improvement capacity or function; (VII) in any capacity or function in which the Grantee likely would inevitably use or disclose the Company’s Confidential Information; (VIII)  in any capacity or function in which the customer goodwill the Grantee helped to develop on behalf of the Company would facilitate or support the Grantee’s work for a Competitive Business; and/or (IX) in any capacity or function in which the Grantee’s knowledge of the Confidential Information would facilitate or assist the Grantee’s work for the Competitive Business.

(h) “Restricted Competitors” means the following entities (which the Grantee acknowledges are direct competitors of the Company) and their respective successors: [insert list of competitors disclosed in the Company’s most recent Annual Report on Form 10-K], as well as any other entity disclosed as a competitor of the Company in Part I, Item 1 “Business” of the Company’s most recent Annual Report on Form 10-K at the time of the Grantee’s Eligible Separation and/or at the time the Grantee commences new employment with an entity other than the Company.

(i) “Restricted Geographic Area” means:  (I) each and every state of the United States and each and every other country in which the Company is doing business or is offering, selling, distributing or providing its products and/or services as of the time of the Grantee’s Eligible Separation or at any time during the twenty-four (24) months preceding such Eligible Separation; (II) any sales area or territory with respect to which the Grantee is assigned, is responsible or is engaged in sales activities on behalf of the Company as of the time of the Grantee’s Eligible Separation or at any time during the twenty-four

(24) months preceding such Eligible Separation; and/or (III) any sales area or territory with respect to which the Grantee is responsible for managing or supervising as of the time of the Eligible Separation or at any time within the twenty-four (24) months preceding such Eligible Separation.

(j) “Restricted Time Period” means during the Grantee’s employment by or service with the Company and for three years after the Grantee’s Eligible Separation; provided, however, that if this Option remains exercisable after such three-year period, the Restricted Time Period shall be extended for such period of time during which this Option remains exercisable.

ii. During the Restricted Time Period, the Grantee will not within the Restricted Geographic Area engage in (including, without limitation, being employed by, working for or rendering services to) any Competitive Business in any Prohibited Capacity; provided, however, if the Competitive Business has multiple divisions, lines or segments, some of which are not competitive with the business of the Company, nothing herein will prohibit the Grantee from being employed by, working for or assisting only that division, line or segment of such Competitive Business that is not competitive with the business of the Company, provided the Grantee is not involved in the design, development, marketing, sale or provision of any Competing Product/Service.

iii. During the Restricted Time Period, the Grantee will not, anywhere in the United States or anywhere else in the Restricted Geographic Area, be employed by, work for or with, render services to, or lend assistance to any of the Restricted Competitors in any Prohibited Capacity; provided, however, if the Restricted Competitor has multiple divisions, lines or segments, some of which are not competitive with the business of the Company, nothing herein will prohibit the Grantee from being employed by, working for, rendering services to or assisting only that division, line or segment of such Restricted Competitor that is not competitive with the business of the Company, provided that in the Grantee’s work for such non-competitive division, line or segment, the Grantee is not in any way involved in or supporting the development, production, marketing, distribution, sale or provision of any Competing Product/Service.

iv. During the Restricted Time Period, the Grantee will not sell, market or provide, attempt to sell, market or provide, or assist any Person in the sale, marketing or provision of, any

Competing Product/Service to any of the Company’s Customers with respect to which, at any time during the Grantee’s employment or service with the Company, the Grantee sold or provided any product or service on behalf of the Company, the Grantee had any business contact on behalf of the Company, the Grantee had any relationship, business development, service or account responsibility (including, without limitation, any supervisory or managerial responsibility) on behalf of the Company, or the Grantee had access to, or gained knowledge of, any Confidential Information concerning the Company’s business with such Customer, or otherwise solicit or communicate with any such Customers for the purpose of selling, marketing or providing, attempting to sell, market or provide, or assisting any Person in the sale, marketing or provision of, any Competing Product/Service.

v. During the Restricted Time Period, the Grantee will not sell, market, or provide, attempt to sell, market or provide, or assist any Person in the sale, marketing or provision of, any Competing Product/Service to any of the Company’s Customers located in the Restricted Geographic Area or otherwise solicit or communicate with any of the Company’s Customers located in the Restricted Geographic Area for the purpose of selling, marketing or providing, attempting to sell, market or provide, or assisting any Person in the sale, marketing or provision of, any Competing Product/Service or any other products or services in competition with the Company.

vi. During the Restricted Time Period, the Grantee will not, within the Restricted Geographic Area, be employed by, provide services to, or work for, any of the Company’s Customers in any capacity in which such employment, services or work would be competitive with, or otherwise would displace or diminish the Customer’s need for, any services or products provided or offered by the Company.

vii. During the Restricted Time Period, the Grantee will not sell, market or provide, attempt to sell, market or provide, or assist any Person in the sale, marketing or provision of, any Competing Product/Service to any Partner with respect to which, at any time during the Grantee’s employment or service with the Company, the Grantee sold or provided any product or service on behalf of the Company, the Grantee had any business contact on behalf of the Company, the Grantee had any relationship, business development, service or account responsibility (including, without limitation, any supervisory or managerial responsibility) on behalf of the Company, or the Grantee had access to, or gained knowledge of, any Confidential Information concerning the

Company’s business with such Partner, or otherwise solicit or communicate with any such Partner for the purpose of selling, marketing or providing, attempting to sell, market or provide, or assisting any Person in the sale, marketing or provision of, any Competing Product/Service.

viii. During the Restricted Time Period, the Grantee will not sell, market or provide, attempt to sell, market or provide, or assist any Person in the sale, marketing or provision of, any Competing Product/Service to any of the Company’s Active Prospects located in the Restricted Geographic Area.

ix. During the Restricted Time Period, the Grantee will not:  (A) solicit, recruit, hire, employ, engage the services of, or attempt to hire, employ, or engage the services of, any person who is an employee of the Company; (B) assist any Person in the recruitment, hiring or engagement of any person who is an employee of the Company; (C) urge, induce or seek to induce any person to terminate his/her employment with the Company; or (D) advise, suggest to or recommend to any Person that it employ, or engage the services of, any person who is an employee of the Company.

x. During the Restricted Time Period, the Grantee will not on behalf of or for the benefit of any Competitive Business:  (A) solicit, recruit, hire, employ, engage the services of, or attempt to hire, employ, or engage the services of, any person who is an independent contractor of the Company; (B) assist in the recruitment, hiring or engagement of any person who is an independent contractor of the Company; (C) urge, induce or seek to induce any person to terminate his/her independent contractor engagement with the Company; or (D) advise, suggest to or recommend to any Person that it employ, or engage the services of, any person who is an independent contractor of the Company.

xi. During the Restricted Time Period, the Grantee will not urge, induce or seek to induce any of the Company’s independent contractors, subcontractors, distributors, partners, resellers, brokers, consultants, sales representatives, customers, vendors, suppliers, strategic partners or any other Person with whom the Company has a business relationship to terminate their relationship with, or representation of, the Company or to cancel, withdraw, reduce, limit or in any manner modify any such Person’s business with, or representation of, the Company.

xii. During the Restricted Time Period, the Grantee will not make or publish any statement or comment that disparages or in any way injures the reputation and/or goodwill of the Company, or any of its shareholders, its officers, its directors, its employees, or its business, including, but not limited to, making or publishing any comment or statement to any of the Company’s customers, employees or vendors that disparages the Company, its shareholders, its officers, its directors, its employees, its products, or its services or that otherwise injures or diminishes the Company’s relationship with any customer, employee or vendor.  Nothing in this section is intended to prohibit the Grantee from making any disclosures as may be required or compelled by law or legal process or from making any disclosures or providing any information to any governmental agency.

xiii. The Grantee acknowledges and agrees that the covenants contained in this subsection 3(B) prohibit the Grantee from engaging in certain activities directly or indirectly, whether on the Grantee’s own behalf or on the behalf of any other Person, and regardless of the capacity in which the Grantee is acting, including without limitation as an employee, independent contractor or owner.

(C) Violation of Restrictive Covenants. If the Grantee violates any of the Restrictive Covenants set forth in subsections 3(A) and 3(B) above, then: (i)(a) any unvested Options and (b) any Options that are vested but have not been exercised shall be immediately cancelled and rendered null and void without any payment therefor; and (ii) if any Options have been exercised after the Grantee’s Eligible Separation, the Grantee shall be required to repay or otherwise reimburse the Company, upon demand, an amount in cash or Shares having a value equal to the amount described as follows:  (a) to the extent that such Option Shares have been sold, the amount shall be the aggregate proceeds received from such sale of the net Option Shares acquired after payment of the Exercise Price and any applicable taxes (“Net Option Shares”), and (b) to the extent that the Net Option Shares have not been sold at the time Company demand is made, the amount shall be the aggregate Fair Market Value of the Net Option Shares on the date such Options were exercised.

(D) To the extent the Grantee and the Company have entered, or agree at any time to enter, into separate agreements containing restrictive covenants with different or inconsistent terms than those contained herein, the Grantee and the Company acknowledge and agree that such different or inconsistent terms shall not in any way be affected by, affect or have relevance to the Restrictive Covenants contained herein, and that the Restrictive Covenants set forth herein supplement any such provisions, which provisions shall remain in full force and effect.

(E) By accepting this Option, the Company and the Grantee

acknowledge and agree that the restrictions imposed upon the Grantee under this subsection 3 are reasonable and necessary for the protection of the Company’s legitimate interests, including without limitation, for the protection of the Company’s Confidential Information and goodwill, particularly given that: (i) the Company is engaged in a highly competitive business, (ii) the Grantee serves in a key role with the Company, (iii) the Grantee has access to Confidential Information, (iv) the Grantee helps to develop Confidential Information, and (v) the Grantee helps to develop goodwill with the Company’s Customers.  The Grantee further acknowledges and agrees that the restrictions set forth in this subsection 3 will not pose any substantial hardship on the Grantee.

(F) The provisions in this subsection 3 are separate and divisible, and to the extent any provision or portion of this subsection 3 is determined to be unenforceable or invalid for any reason, such unenforceability or invalidity shall not affect the enforceability or validity of the remainder of this Agreement.  If any particular provision or portion of this subsection 3 is determined to be unreasonable or unenforceable for any reason, including, without limitation, the time period, geographic area, and/or scope of activity covered by any Restrictive Covenant, provision or portion, such covenant, provision or portion shall automatically be deemed reformed such that the contested Restrictive Covenant, provision or portion will have the closest effect permitted by applicable law to the original form and shall be given effect and enforced as so reformed to whatever extent would be reasonable and enforceable under applicable law.  The Company and the Grantee agree that any court interpreting any of the provisions set forth in this subsection 3 shall, if necessary, reform any such provision to make it reasonable and enforceable under applicable law.

(G) Injunctive Relief.  The Grantee acknowledges that a breach or threatened breach by the Grantee of the Restrictive Covenants set forth in this subsection 3 will give rise to irreparable injury to the Company and that money damages will not be adequate relief for such injury, and, accordingly, agrees that the Company shall be entitled to obtain injunctive relief, including, but not limited to, temporary restraining orders, preliminary injunctions and/or permanent injunctions, without having to post any bond or other security, to restrain or prohibit such breach or threatened breach, in addition to any other legal remedies which may be available, including the recovery of monetary damages from the Grantee as set forth in subsection 3(C) and otherwise.  In addition to all other relief to which it shall be entitled, the Company shall be entitled to recover from the Grantee all litigation costs and attorneys’ fees incurred by the Company in any action or proceeding relating to this subsection 3 in which the Company prevails in any respect, including, but not limited to, any action or proceeding in which the Company seeks enforcement of this subsection 3 or seeks relief from the Grantee’s violation of the Restrictive

Covenants set forth in this subsection 3.

(H) The Restrictive Covenants and the provisions regarding the forfeiture of Options in this subsection 3 shall survive the Grantee’s termination of employment or service with the Company and the termination of the Option.

(e) For Options with combination vesting, if the performance target[s], as specified in Attachment A to this Agreement, [FOR A SINGLE PERFORMANCE TARGET: is not achieved in full, this Option will terminate,  effective as of the date on which the Audit Committee of the Company approves the Company’s financial results for fiscal year ______.][FOR MULTIPLE PERFORMANCE TARGETS: are achieved in part, the number of Shares underlying this Option shall be reduced by that pro rata portion of this Option for which the performance targets are not achieved (which number of Shares shall be forfeited), effective as of the date on which the Audit Committee of the Company approves the Company’s financial results for fiscal year ______ (the “Determination Date”). If none of the performance targets were achieved, this entire Option will terminate, effective as of the Determination Date.]

6. Exercise.  The Grantee may exercise this Option, to the extent vested, by delivering a written notice to the Company, specifying the number of Shares for which he or she is exercising the Option, and specifying the method of payment for the Exercise Price.  The Grantee may pay the Exercise Price by any of the following means:

(a) in cash or its equivalent;

(b) by tendering (either actually or constructively by attestation) Shares having an aggregate Fair Market Value at the time of exercise equal to the Exercise Price that the Grantee has held for at least __________ (___) months;

(c) Cashless Exercise; or
(d) by a combination of any of the permitted methods of payment in subparagraphs (a), (b), and (c) above.

7. Non-Assignability.  Except as provided in the Plan or this Agreement, this Option is not assignable or transferable by the Grantee otherwise than by will or by the laws of descent and distribution and is exercisable, during the Grantee’s lifetime, only by the Grantee or his or her guardian or legal representative.

8. Change in Control.  Upon the occurrence of a Change in Control, Section 19 of the Plan will govern this Option.

9. Withholding.  Prior to the delivery of any Shares pursuant to this Option, the Company has the right and power to deduct or withhold, or require the Grantee to remit to the Company, an amount sufficient to satisfy all applicable tax withholding requirements.  The Company may permit or require the Grantee to satisfy all or part of the tax withholding obligations in connection with this Option by (a) having the Company withhold otherwise deliverable Shares, or (b) delivering to the Company Shares already owned for a period of at least six (6) months (or such longer or shorter period as may be required to avoid a charge to earnings for financial accounting purposes), in each case having a value equal to the amount to be withheld, which shall not exceed the amount determined by the applicable minimum statutory tax withholding rate (or such other rate as will not result in a negative accounting impact).  For these purposes, the value of the Shares to be withheld or delivered will be equal to the Fair Market Value as of the date that the taxes are required to be withheld.

10. Notices.  All notices and other communications required or permitted under this Agreement shall be written and delivered personally or sent by registered or certified first-class mail, postage prepaid and return receipt required, addressed as follows: if to the Company, to the Company’s executive offices in Indianapolis, Indiana, and if to the Grantee or his or her successor, to the address last furnished by the Grantee to the Company.  Notwithstanding the foregoing, though, the Company may authorize notice by any other means it deems desirable or efficient at a given time, such as notice by facsimile or electronic mail.

11. No Employment or Service Rights.  Neither the Plan nor this Agreement confers upon the Grantee any right to continue in the employ or service of the Company or interferes in any way with the right of the Company to terminate the Grantee’s employment or service at any time.

12. Defined Terms.  All of the defined terms, or terms that begin with capital letters and have a special meaning for purposes of this Agreement, have the meaning ascribed to them in this Agreement.  All defined terms to which this Agreement does not ascribe a meaning have the meaning ascribed to them in the Plan.

13. Plan Controlling.  The terms and conditions set forth in this Agreement are subject in all respects to the terms and conditions of the Plan, which are controlling.  All determinations and interpretations of the Committee are binding and conclusive upon the Grantee and his or her legal representatives.  The Grantee agrees to be bound by the terms and provisions of the Plan.

[SIGNATURES APPEAR ON THE FOLLOWING PAGE]

IN WITNESS WHEREOF, the Company and the Grantee have executed this Agreement as of the date first above written.

________________________________

[GRANTEE SIGNATURE]

Print Name: ______________________

INTERACTIVE INTELLIGENCE GROUP, INC.

By:______________________________

Print Name: _______________________

Title:_____________________________

ATTACHMENT A

TO

NONQUALIFIED STOCK OPTION AGREEMENT

COMBINATION VESTING

Performance Target(s):

[If multiple performance targets, also set forth the portions of the Option Shares associated with each.]

ATTACHMENT A

TO

NONQUALIFIED STOCK OPTION AGREEMENT

PERFORMANCE-BASED VESTING

I.Performance Measures and Beginning of Performance Period

Pursuant to the terms of the Plan and paragraph 4 of this Agreement, the Grantee will vest in this Option only upon the achievement, under the terms applicable in part II below and within the Performance Period that begins on the date specified in this part I, of the following Performance Measures: [specify the applicable Performance Measures and the first day of the Performance Period]:

_________________________________________________________________

_________________________________________________________________

_________________________________________________________________

_________________________________________________________________

_________________________________________________________________

_________________________________________________________________

II.Performance Period (Vesting Schedule)

The Performance Period, or vesting schedule, that the Committee selects below applies to the Grantee’s Option:

_____1.Prorated Vesting.  The Performance Period for this Option is _____ years (at least one), beginning on the date specified in part I above.  After the Performance Period expires, the Committee will determine the percentage of achievement for the Performance Measures in part I above.  Based upon that determination, the Grantee will vest in a percentage of Shares subject to this Option in accordance with the following schedule  [below is an example]:

PERCENTAGE ACHIEVEMENT OF PERFORMANCE MEASURES	PERCENTAGE OF SHARES THAT VEST
Below 85%	0%
At least 85% but less than 90%	25%
At least 90% but less than 95%	50%
At least 95% but less than 100%	75%
At least 100%	100%

_____2.Graded Vesting.  The Performance Period for this Option is _____ years (more than one), with the first year beginning on the date specified in part I above and each subsequent year beginning on its anniversary.  After each year of the Performance Period, as specified below, the Committee will determine whether the Performance Measures applicable to the period were achieved, as specified in part I above.  Based upon that determination, the Committee will determine whether the Grantee vested in the correlating fraction of this Option for that period, all in accordance with the following schedule  [below is an example]:

YEAR OF THE PERFORMANCE PERIOD	FRACTION OF SHARES THAT VEST
The first year	1/3
The second year	1/3
The third year	1/3

_____3.Cliff Vesting.  The Performance Period for this Option is _____ years (at least one), beginning on the date specified in part I above.  After the Performance Period expires, the Committee will determine whether the Performance Measures specified in part I above were achieved.  If the Performance Measures were achieved in full, the Grantee will vest in this entire Option.  If the Performance Measures were not achieved in full, the Grantee will forfeit this entire Option.